Form 8-K, Exhibit 16.1

Letterhead of Zhong Yi (Hong Kong) C.P.A. Company Limited

February 9, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: Environment Ecology Holding Company of China

Dear Commissioners:

We have read the statements included in the Form 8-K, February 9, 2009, for Environment Ecology Holding Company of China to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audit for the year ended June 30, 2008 and the review for the interim period ended September 30, 2008. We had no disagreement with Environment Ecology Holding Company of China for the interim period September 30, 2008.

Very truly yours,

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

Zhong Yi (Hong Kong) C.P.A. Company Limited

Hong Kong, China